Exhibit 8.1

To: The Board of Directors

Cambodia Airways Co., Ltd.

No. 02 Russian Boulevard, Phum Kbal Domrey

Sangkat Ka Kab, Khan Por Senchey

120912 Phnom Penh, Kingdom of Cambodia

Date: 30 May 2024

CAMBODIA AIRWAYS – REGISTRATION STATEMENT ON FORM F-1

Dear Sirs or Madams,

We are qualified lawyers of the Kingdom of Cambodia (“Cambodia”) and are qualified to issue this Legal Opinion on the laws and regulations of Cambodia effective as of the date hereof (the “Opinion”).

We are acting as Cambodian legal counsel for Cambodia Airways Co., Ltd. (the “Company”), solely in connection with (i) the Company’s registration statement on Form F-1, including all documents or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) by the Company of a certain number of the Company’s ordinary shares, and (ii) the Company’s proposed listing of its ordinary shares on the Nasdaq Capital Market.

A.	Documents and Assumptions

In rendering this Opinion, we have examined, the following documents but only to the extent necessary for the purposes of rendering this Opinion:

(a)	A copy of the Registration Statement on Form F-1;

(b)	Copies of the documents evidencing the incorporation and registration of the Cambodian Subsidiary in the Kingdom of Cambodia; and

(c)	Such other documents as we have considered necessary or advisable to examine purpose of rendering this Opinion;

where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant government authorities in Cambodia and appropriate representatives of the Company and/or the Cambodian Subsidiary (the “Documents”).

In giving this Opinion, we have made the following assumptions:

(a)	that any document submitted to us remains in full force and effect up to the date of this Opinion and has not been amended, varied, cancelled or superseded by any other document after they were submitted to us for the purpose of this Opinion;

(b)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

(c)	that all documents submitted to us have been duly and validly authorized, executed and delivered by all of the parties thereto other than the Company and/or the Cambodian Subsidiary and such parties to the documents have full legal right, power and authority to enter into, and have duly executed and delivered such documents;

(d)	that the signatures, seals and chops on the documents submitted to us are genuine;

(e)	that all the relevant information and materials have been provided to us by the Company and/or the Cambodian Subsidiary to the extent true, accurate, complete and not misleading, and that the Company and/or the Cambodian Subsidiary has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(f)	that any consents, licenses, certificates, filings, permits, approvals, waivers, exemptions, authorizations and other official statement or documentation were obtained from competent Cambodian authorities by lawful means; and

(g)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than Cambodian laws.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this Opinion). No assumption specified above is limited by reference to any other assumption.

B.	Definition

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

Cambodian Airways / Company	:	Refers to Cambodia Airways Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Cambodian Subsidiary	:	Refers to Cambodia Airways Co., Ltd. (company registration number 00027997), incorporated and registered on 11 September 2017 in the Kingdom of Cambodia.

Cambodian Laws	:	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in Cambodia currently in effect and publicly available on the date of this Opinion.

Prospectus	:	Refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Registration Statement	:	Refers to the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering by the Company.

C.	Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as Cambodian Laws are concerned:

(a)	Corporate Structure

The Cambodian Subsidiary has been duly incorporated and is validly existing under applicable Cambodian laws. The descriptions of the corporate structure of the Cambodian Subsidiary as set forth in the Registration Statement under the captions “Prospectus Summary - Corporate Information” and “Corporate History and Structure” are true and accurate in all material respects, and correctly set forth therein, and nothing has been omitted from such description which would make it misleading in any material respect.

(b)	Taxation

The statements set forth in the Registration Statement under the heading “Cambodia Tax Considerations”, to the extent that the discussion states definitive legal conclusions under Cambodian tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(c)	Foreign Exchange Control

Cambodian law imposes no restrictions on foreign exchange operations through book entries including purchases and sales of foreign exchange on the foreign exchange market, transfers, all kinds of international settlements, and capital flows in foreign or domestic currency between Cambodia and other countries or between residents and non-residents. This includes remittances of dividends in foreign currency to their foreign shareholders overseas and repatriation of fund or investment back to home country provided that all relevant applicable taxes are cleared first. However, Cambodian law requires that such operations to be undertaken only through authorized intermediaries, which are banks permanently established and licensed in Cambodia; and a prior declaration be made to the National Bank of Cambodia (“NBC”) for any investment of an amount equaling or exceeding USD100,000 made abroad by a Cambodian resident.

(d)	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are primarily provided for under Cambodia’s Code of Civil Procedure (“CCP”). Cambodian courts may recognize and enforce foreign judgments in accordance with the requirements of Cambodia’s CCP based either on treaties between Cambodia and the country where the judgment is made or on the principle of reciprocity between jurisdictions. Cambodia does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments as of the date hereof. In addition, according to Cambodia’s CCP, courts in Cambodia will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of Cambodian laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a Cambodian court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(e)	Statements in the Prospectus

The statements in the cover page of the Registration Statement, as well as under the captions “Prospectus Summary – Corporate Structure”, “Corporate History and Structure”, “Risk Factors”, “Regulations”, “Cambodia Tax Considerations”, “Enforceability of Civil Liabilities”, and “Legal Matters” as set out in Schedule 1 hereto, in each case insofar as such statements describe or summarize the Cambodian legal or regulatory matters referred to therein as of the date hereof, fairly summarize the matters referred to therein as of the date hereof.

D.	Qualifications

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are limited to Cambodian Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Cambodia.

(b)	Cambodian Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(c)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent Cambodian legislative, administrative or judicial bodies in exercising their authority in Cambodia.

(d)	This opinion is issued based on our understanding of Cambodian Laws. For matters not explicitly provided under Cambodian Laws, the interpretation, implementation, and application of the specific requirements under Cambodian Laws, as well as their application to and effect on the legality, binding effect, and enforceability of certain contracts, are subject to the final discretion of competent Cambodian legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above.

(e)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of Cambodia may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the Cambodian Subsidiary, and Governmental Agencies.

(f)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole, and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given in our capacity as Cambodian legal counsel for the Company for the benefit of the addressee hereof for the purpose of the Registration Statement in connection with this Offering.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Rajah &Tann Sok & Heng Law Office

Rajah &Tann Sok & Heng Law Office

4